WILLSCOT MOBILE MINI HOLDINGS ANNOUNCES SECOND QUARTER RESULTS AND UPDATES 2021 OUTLOOK

Leasing Operations Accelerate Across All Segments, Successful ERP Cutover Completed, Over $216 Million Returned to Shareholders Year-To-Date, Investor Day Announced In November
PHOENIX (August 5, 2021) - WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini Holdings” or the “Company”) (Nasdaq: WSC), the North American leader in innovative flexible work space and portable storage solutions, today announced second quarter 2021 results and provided an update on operations, the current market environment, and merger integration activities.

The Company will host an investor day in New York on November 8, 2021. Further details will be provided at a later date.

On July 1, 2020, Williams Scotsman, Inc. closed the merger with Mobile Mini, Inc. (the "Merger") and assumed the name WillScot Mobile Mini Holdings Corp. (Nasdaq: WSC). Our reported results only include Mobile Mini for the periods subsequent to the Merger. Our Pro Forma Results include Mobile Mini's results as if the Merger and financing transactions had occurred on January 1, 2019, which we believe is a better representation of how the combined company has performed over time. Following the Merger, we expanded our reporting segments from two segments to four reporting segments. The North America Modular segment aligns with the WillScot legacy business prior to the Merger and the North America Storage, UK Storage and Tank and Pump segments align with the Mobile Mini segments prior to the Merger.

WillScot Mobile Mini Holdings’ Financial Highlights1
Highlights of Second Quarter Results

•Total revenues of $461.1 million increased by $204.2 million relative to prior year, or 79.5%, driven by the addition of Mobile Mini's revenues to our consolidated results, upon closing of the Merger on July 1, 2020, as well as due to increased core leasing revenues in the NA Modular segment.
◦Modular space monthly rental rates in the NA Modular segment increased by 19.7% year over year while delivery volumes increased 12.0% year over year.
•Adjusted EBITDA of $175.5 million increased by $78.0 million, or 80.0% year over year, driven both by the addition of Mobile Mini to our results and 6.2% year over year organic growth in the NA Modular segment.
•Adjusted EBITDA Margin of 38.1% increased by 10 basis points ("bps") relative to prior year, driven by the addition of Mobile Mini's higher margin portable storage business, and partly offset by accelerating activations and associated variable costs and delivery and installation revenues in the quarter.
•Net income of $20.4 million increased by $34.5 million year over year and included $15.0 million of integration and restructuring charges, an $8.0 million non-cash tax expense due to a statutory rate increase in the UK, a $2.8 million non-cash loss on debt extinguishment, and a $0.6 million fair value gain on warrant liabilities. Net Income Excluding Gain/Loss from Warrants of $19.8 million increased by $7.0 million year over year.
•Generated $82.1 million of free cash flow, an increase of $43.1 million or 110% relative to prior year, and representing a free cash flow margin of 18%.
•Maintained leverage at 3.7x our pro forma last-twelve-months Adjusted EBITDA of $682.3 million while repurchasing $132.7 million of common stock and warrants.
•Redeemed $58.5 million of our 6.125% senior notes due 2025, using capacity available in our lower cost ABL facility.

Highlights of Second Quarter Pro Forma Results

•Pro Forma total revenues increased 18.1% or $70.6 million relative to prior year, driven by increases in leasing revenue and delivery and installation revenue.
•Leasing revenues of $343.2 million increased by 18.2% year over year due to continued increases in pricing and value-added products and stabilization of unit on rent volumes.
◦In NA Modular, modular space unit monthly rental rates increased by 19.7%. In NA Storage, portable storage unit and modular space unit monthly rental rates increased by 10.3%. In UK Storage, modular space monthly rental rates increased 39.9%.

◦Modular space unit deliveries in NA Modular increased by 12%.
◦Portable storage and modular space unit deliveries in NA Storage increased 42%, which is in line with 2019 delivery levels.
•Adjusted EBITDA of $175.5 million, increased by $21.7 million, or 14.1%, year over year on a pro forma basis, with strong growth across all segments.
•Adjusted EBITDA Margin of 38.1% decreased by 130 bps relative to prior year on a pro forma basis as expected due to increased activity levels. Accelerating deliveries created incremental variable costs and increased delivery and installation revenues, which are lower margin revenues compared to total revenues.

Refer to the Supplemental Pro Forma Financial Information section on Form 10-Q to be filed with the SEC and made available on the WillScot Mobile Mini Holdings Corp. investor relations website for full reconciliations of our reported and pro forma results.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Revenue	$461,102	$256,862	$886,425	$512,683
Consolidated net income (loss)	$20,371	$(14,130)	$24,818	$77,525
Adjusted EBITDA[1]	$175,495	$97,520	$339,080	$187,062
Net cash provided by operating activities	$139,537	$75,379	$261,608	$113,727
Free Cash Flow[1]	$82,056	$38,996	$173,216	$46,804

	Three Months Ended June 30,		Six Months Ended June 30,
Pro Forma Adjusted EBITDA[1] by Segment (in thousands)	2021	2020	2021	2020
NA Modular	$103,545	$97,520	$200,916	$187,064
NA Storage	49,526	40,770	95,848	84,764
UK Storage	12,328	6,853	23,392	13,258
Tank and Pump	10,096	8,659	18,924	18,136
Consolidated Adjusted EBITDA	$175,495	$153,802	$339,080	$303,222

Management Commentary1
Brad Soultz, Chief Executive Officer of WillScot Mobile Mini Holdings, commented "our second quarter results were excellent. Our team proved once again that we can deliver operationally while executing a complex integration with precision. And our diversified portfolio is positioned for growth through a powerful combination of internal initiatives and end market strength. In our NA Modular segment, units on rent stabilized sequentially, as deliveries across our end markets ramped. Historical pricing trends accelerated at a record pace, with a 19.7% year over year increase in average monthly rental rate, underpinned by increases in core pricing and VAPS penetration and augmented by the return of shorter duration special events as COVID restrictions relaxed relative to last year. Our NA Storage segment demonstrated impressive rate improvement, with a 10.3% year over year price increase as we focused on rates on new activations of storage units and continued core pricing increases on the ground level office fleet. Our UK Storage segment booked another tremendous quarter, with blended rates up 26.4%, units on rent up 13.5%, and Adjusted EBITDA up nearly 80% year over year. Finally, our Tank & Pump segment increased its OEC utilization to 71.2% and inflected strongly, generating year over year Revenue and EBITDA growth in the quarter as end markets recovered."

Soultz continued, "While these results are outstanding, I'm most proud of the relentless focus demonstrated by our team as we migrated the legacy WillScot business onto Mobile Mini's SAP platform. This work was painstaking and all-consuming for many on our team, yet we executed flawlessly while minimizing disruptions in the business. This ERP cutover established a foundation from which we will build and, on the one-year anniversary of the WillScot and Mobile Mini merger, is the catalyst which will allow us to begin executing our strategy as a combined company."

Tim Boswell, Chief Financial Officer of WillScot Mobile Mini Holdings, commented "in the second quarter, we saw improvement across virtually every financial and operational metric in our business. Cash generation remains robust, with $82.1 million in free cash flow in the quarter and a 20% free cash flow margin in the twelve months since the merger closed, despite cash costs from our integration efforts over that period and the fact that we are only just beginning to realize synergies from the Mobile Mini merger. With the SAP migration complete, synergy realization will accelerate as our teams restore their focus on the portfolio of commercial and operational value creation levers that we have identified. Our outlook for the remainder of 2021 and our run-rate expectations for 2022 continue to improve as reflected in our updated financial guidance. All of these factors together gave us confidence to put our balance sheet to work in the quarter, maintaining leverage at 3.7x, repurchasing $135 million of common stock and warrants, and redeeming $58.5 million of our senior notes due 2025. With the most difficult phase of the integration behind us, we are squarely focused on the future and unlocking the value in this platform, and we look forward to discussing these opportunities at our Investor Day on November 8th in New York."

Second Quarter 2021 Results1
Total revenues increased 79.5% to $461.1 million, while leasing revenues increased 80.5% versus the prior year quarter driven primarily by the addition of Mobile Mini's revenues to our consolidated results as well as due to increased leasing revenues in the NA Modular segment.
•Average modular space units on rent increased 23,372 units, or 26.8%, and average portable storage units on rent increased 135,867 units, both driven by the Mobile Mini Merger.
•Average modular space monthly rental rate increased $67, or 10.0% to $736 driven by a $132, or 19.7% increase in the NA Modular segment, offset by the dilutive impact of lower rates due to mix on the Mobile Mini modular space units.
•Average portable storage monthly rental rate increased $19, or 15.8% to $139 driven by the accretive impact of higher rates from the Mobile Mini portable storage fleet.
•NA Modular segment revenue increased $32.5 million, or 12.7%, to $289.4 million, primarily driven by a $27.5 million, or 14.5%. increase to our core leasing revenue due to continued growth of pricing and value added products:
◦NA Modular space average monthly rental rate of $801 increased 19.7% year over year, representing a continuation of the long-term price optimization and VAPS penetration opportunities across our portfolio.
◦Average modular space units on rent decreased 2,342, or 2.7% year over year driven by lower deliveries, during 2020 as a result of the COVID-19 pandemic. Sequentially from March 31, 2021, average modular space units on rent were flat.
Adjusted EBITDA of $175.5 million increased $78.0 million, or 80.0% year over year. Of this increase, $71.9 million was driven by the addition of Mobile Mini to our consolidated results, with the remainder driven by strong organic growth in the NA Modular segment.
•Adjusted EBITDA in our NA Modular segment increased $6.0 million, or 6.2% to $103.5 million primarily driven by a $9.1 million, or 6.0%, increase in leasing and services gross profit excluding depreciation driven by increased pricing and VAPS. These increases more than offset a $14.8 million increase in variable leasing costs, driven by the 12% increase in delivery volumes versus prior year.
•Consolidated Adjusted EBITDA Margin was 38.1% in the second quarter and increased 10 bps versus prior year, driven by the addition of Mobile Mini's higher margin portable storage business, offset by a higher proportion of delivery and installation revenues to total revenues and the increased variable costs in the current year quarter.
Net income of $20.4 million for the three months ended June 30, 2021 included a $0.6 million gain on the change in fair value of common stock warrant liabilities. Net Income Excluding Gain/Loss from Warrants of $19.8 million for the three months ended June 30, 2021, represented an increase of $7.0 million, and included a $2.8 million loss on extinguishment of debt related to the partial redemption of the 2025 Secured Notes, a $8.0 million non-cash tax expense due to a statutory rate increase in the UK, and $15.0 million of discrete costs expensed in the period related to transaction and integration activities. Discrete costs in the period included $7.6 million of integration costs and $7.4 million of restructuring costs, lease impairment expense and other related charges.
Free Cash Flow increased by $43.1 million year over year to $82.1 million, representing a 17.8% free cash flow margin.

Second Quarter 2020 Pro Forma Results1
Total revenues increased 18.1% or $70.6 million on a pro forma basis to $461.1 million driven by an increase in leasing revenues of $52.9 million, or 18.2% year over year.
•Consolidated average modular space monthly rental rates increased $122, or 19.9% year over year driven by a $132, or 19.7%, increase in the NA Modular segment and a $110, or 23.8% increase in the NA Storage segment, and a $125, or 39.9% increase in the UK Storage segment.
•Consolidated average portable storage monthly rental rates increased $10, or 7.8% versus prior year.
•Average modular space units on rent declined 0.3% year over year driven by lower deliveries during 2020 as a result of the COVID-19 pandemic. However, average modular space units on rent improved 0.1% sequentially from Q1 to Q2. Portable storage units on rent increased 8.2% year over year.
Adjusted EBITDA of $175.5 million, represented a $21.7 million, or 14.1%, increase year over year, with strong growth across the NA Modular, NA Storage, UK Storage and Tank and Pump segments.
Adjusted EBITDA margin contracted 130 bps year over year to 38.1% as expected, driven by a higher proportion of delivery and installation revenues to total revenues and a $23.4 million increase in variable costs to support higher activity levels in the current year quarter across all segments.

Capitalization and Liquidity Update1,3
As of June 30, 2021
•Generated $82.1 million of free cash flow in the second quarter and a 20% free cash flow margin over the last twelve months.
•Repurchased 3.9 million shares for $108.2 million in connection with a secondary offering and repurchased an additional $26.5 million of common stock and warrants, returning a total of $134.7 million to our shareholders.
•Redeemed $58.5 million of our 6.125% senior notes due 2025, refinancing this balance to our lower-cost asset-based revolving credit facility.
•Over $0.9 billion of excess availability under the asset-based revolving credit facility, a flexible covenant structure, and accelerating free cash flow provide ample liquidity to fund multiple capital allocation alternatives.
•Weighted average interest rate is approximately 3.8% and annual cash interest expense based on the current debt structure is approximately $98 million.
•No debt maturities prior to 2025.
•Maintained leverage at 3.7x our pro forma last-twelve-months Adjusted EBITDA of $682.3 million and are on a rapid deleveraging trajectory.
2021 Outlook1, 2, 3
This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.

	2020 Pro Forma Results	Prior 2021 Outlook	Current 2021 Outlook
Revenue	$1,652 million	$1,750 million - $1,830 million	$1,800 million - $1,850 million
Adjusted EBITDA[1,2]	$646 million	$690 million - $720 million	$710 million - $730 million
Net CAPEX[2,3]	$161 million	$190 million - $230 million	$200 million - $230 million
1 - Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow are non-GAAP financial measures. Further information and reconciliations for these Non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") is included at the end of this press release.
2 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.
3 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Pro Forma Revenue, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Net Income Excluding Gain/Loss from Warrants, and Net CAPEX. Adjusted EBITDA is defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to business operations including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of warrant liabilities, and other discrete expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by Total Revenue. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Pro Forma Revenue is defined the same as revenue, but includes pre-acquisition results from Mobile Mini for all periods presented. Adjusted Gross Profit is defined as gross profit plus depreciation on rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by revenue. Net Income Excluding Gain/Loss from Warrants is defined as Net Income plus or minus the impact of the change in the fair value of the warrant liability. The Company believes that our financial statements that will include the impact of this mark-to-market expense or income may not be necessarily reflective of the actual financial performance of our business. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of the Company to its competitors; and (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends. The Company believes that pro forma revenue is useful to investors because they allow investors to compare performance of the combined Company over various reporting periods on a consistent basis. The Company believes that Net CAPEX provide useful additional information concerning cash flow available to meet future debt service obligations. However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.

Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. The Company provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information
WillScot Mobile Mini Holdings will host a conference call and webcast to discuss its second quarter 2021 results and outlook at 10 a.m. Eastern Time on Friday, August 6, 2021. The live call may be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot Mobile Mini Holdings call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website www.willscotmobilemini.com. Choose "Events" and select the information pertaining to the WillScot Mobile Mini Holdings Second Quarter 2021 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website.
About WillScot Mobile Mini Holdings
WillScot Mobile Mini Holdings trades on the Nasdaq stock exchange under the ticker symbol “WSC.” Headquartered in Phoenix, Arizona, the Company is a leading business services provider specializing in innovative flexible workspace and portable storage solutions. WillScot Mobile Mini services diverse end markets across all sectors of the economy from a network of approximately 270 branch locations and additional drop lots throughout the United States, Canada, Mexico, and the United Kingdom.

Forward-Looking Statements
This press release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to: the acceleration of synergies; our ability to continue to improve results; our future cash flow and liquidity, our deleveraging trajectory, continued VAPS penetration opportunities, and our revenue, Adjusted EBITDA and Net Capex outlooks. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to achieve planned synergies related to acquisitions; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; our ability to maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K/A for the year ended December 31, 2020), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on the company's website at www.willscotmobilemini.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Nick Girardi	Scott Junk
investors@willscotmobilemini.com	scott.junk@willscotmobilemini.com

WillScot Corporation
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2021	2020	2021	2020
Revenues:
Leasing and services revenue:
Leasing	$343,179	$190,143	$658,841	$378,495
Delivery and installation	91,680	51,640	175,184	102,710
Sales revenue:
New units	11,008	9,763	21,963	19,376
Rental units	15,235	5,316	30,437	12,102
Total revenues	461,102	256,862	886,425	512,683
Costs:
Costs of leasing and services:
Leasing	83,032	47,747	152,927	97,556
Delivery and installation	77,153	43,523	147,289	87,388
Costs of sales:
New units	7,052	6,331	14,161	12,534
Rental units	8,162	3,803	17,267	7,609
Depreciation of rental equipment	62,893	45,494	118,591	91,442
Gross profit	222,810	109,964	436,190	216,154
Expenses:
Selling, general and administrative	122,387	63,653	238,872	129,190
Transaction costs	—	1,619	844	11,050
Other depreciation and amortization	21,622	2,883	39,946	5,957
Lease impairment expense and other related charges	474	1,394	1,727	3,055
Restructuring costs	6,960	749	10,102	689
Currency losses (gains), net	33	(380)	69	518
Other expense (income), net	719	(1,021)	(1,269)	(745)
Operating income	70,615	41,067	145,899	66,440
Interest expense	29,212	28,519	59,176	56,776
Fair value (gain) loss on common stock warrant liabilities	(610)	26,963	26,597	(68,366)
Loss on extinguishment of debt	2,814	—	5,999	—
Income (loss) before income tax	39,199	(14,415)	54,127	78,030
Income tax expense (benefit)	18,828	(285)	29,309	505
Net income (loss)	20,371	(14,130)	24,818	77,525
Net income attributable to non-controlling interest, net of tax	—	1,343	—	1,213
Net income (loss) attributable to WillScot Mobile Mini	$20,371	$(15,473)	$24,818	$76,312

Earnings (loss) per share attributable to WillScot Mobile Mini common shareholders
Basic	$0.09	$(0.14)	$0.11	$0.69
Diluted	$0.08	$(0.14)	$0.11	$0.06
Weighted average shares:
Basic	228,406,812	110,692,426	228,350,318	110,174,536
Diluted	236,536,713	110,692,426	234,898,911	112,336,118

Unaudited Segment Operating Data

Comparison of Three Months Ended June 30, 2021 and 2020

	Three Months Ended June 30, 2021
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$289,382	$115,794	$28,432	$27,494	$461,102
Gross profit	$116,136	$75,721	$17,937	$13,016	$222,810
Adjusted EBITDA	$103,545	$49,526	$12,328	$10,096	$175,495
Capital expenditures for rental equipment	$49,364	$8,773	$4,226	$2,919	$65,282
Average modular space units on rent	84,754	16,360	9,354	—	110,468
Average modular space utilization rate	67.7%	78.4%	84.3%	—%	70.3%
Average modular space monthly rental rate	$801	$573	$438	$—	$736
Average portable storage units on rent	13,301	112,862	25,573	—	151,736
Average portable storage utilization rate	69.8%	76.1%	91.8%	—%	77.7%
Average portable storage monthly rental rate	$133	$151	$88	$—	$139
Average tank and pump solutions rental fleet utilization based on original equipment cost	—%	—%	—%	71.2%	71.2%

	Three Months Ended June 30, 2020
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$256,862	$—	$—	$—	$256,862
Gross profit	$109,964	$—	$—	$—	$109,964
Adjusted EBITDA	$97,520	$—	$—	$—	$97,520
Capital expenditures for rental equipment	$40,034	$—	$—	$—	$40,034
Average modular space units on rent	87,096	—	—	—	87,096
Average modular space utilization rate	68.5%	—%	—%	—%	68.5%
Average modular space monthly rental rate	$669	$—	$—	$—	$669
Average portable storage units on rent	15,869	—	—	—	15,869
Average portable storage utilization rate	62.5%	—%	—%	—%	62.5%
Average portable storage monthly rental rate	$120	$—	$—	$—	$120
Average tank and pump solutions rental fleet utilization based on original equipment cost	—%	—%	—%	—%	—%

Comparison of the Six Months Ended June 30, 2021 and 2020

	Six Months Ended June 30, 2021
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$555,606	$223,542	$55,439	$51,838	$886,425
Gross profit	$229,138	$148,340	$34,430	$24,282	$436,190
Adjusted EBITDA	$200,916	$95,848	$23,392	$18,924	$339,080
Capital expenditures for rental equipment	$88,499	$12,245	$10,996	$6,077	$117,817
Average modular space units on rent	84,737	16,399	9,235	—	110,371
Average modular space utilization rate	67.6%	78.9%	84.1%	—%	70.3%
Average modular space monthly rental rate	$769	$554	$420	$—	$703
Average portable storage units on rent	14,186	109,355	25,112	—	148,653
Average portable storage utilization rate	64.8%	75.0%	90.5%	—%	76.1%
Average portable storage monthly rental rate	$128	$150	$85	$—	$137
Average tank and pump solutions rental fleet utilization based on original equipment cost	—%	—%	—%	69.3%	69.3%

	Six Months Ended June 30, 2020
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$512,683	$—	$—	$—	$512,683
Gross profit	$216,154	$—	$—	$—	$216,154
Adjusted EBITDA	$187,062	$—	$—	$—	$187,062
Capital expenditures for rental equipment	$79,682	$—	$—	$—	$79,682
Average modular space units on rent	87,542	—	—	—	87,542
Average modular space utilization rate	68.9%	—%	—%	—%	68.9%
Average modular space monthly rental rate	$661	$—	$—	$—	$661
Average portable storage units on rent	16,114	—	—	—	16,114
Average portable storage utilization rate	63.5%	—%	—%	—%	63.5%
Average portable storage monthly rental rate	$120	$—	$—	$—	$120
Average tank and pump solutions rental fleet utilization based on original equipment cost	—%	—%	—%	—%	—%

WillScot Corporation
Consolidated Balance Sheets
(in thousands, except share and per share data)

(in thousands, except share data)	June 30, 2021 (unaudited)	December 31, 2020
Assets
Cash and cash equivalents	$15,402	$24,937
Trade receivables, net of allowances for credit losses at June 30, 2021 and December 31, 2020 of $36,785 and $29,258, respectively	365,164	330,942
Inventories	32,294	23,731
Prepaid expenses and other current assets	26,686	29,954
Assets held for sale	—	12,004
Total current assets	439,546	421,568
Rental equipment, net	2,914,572	2,931,646
Property, plant and equipment, net	303,488	303,650
Operating lease assets	235,258	232,094
Goodwill	1,180,737	1,171,219
Intangible assets, net	474,327	495,947
Other non-current assets	11,785	16,081
Total long-term assets	5,120,167	5,150,637
Total assets	$5,559,713	$5,572,205
Liabilities and equity
Accounts payable	$132,031	$106,926
Accrued expenses	149,670	141,672
Deferred revenue and customer deposits	151,819	135,485
Operating lease liabilities - current	49,606	48,063
Current portion of long-term debt	16,557	16,521
Total current liabilities	499,683	448,667
Long-term debt	2,506,295	2,453,809
Deferred tax liabilities	332,492	307,541
Operating lease liabilities - non-current	184,874	183,761
Common stock warrant liabilities	—	77,404
Other non-current liabilities	30,956	37,150
Long-term liabilities	3,054,617	3,059,665
Total liabilities	3,554,300	3,508,332
Commitments and contingencies (see Note 17)
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 226,832,627 and 229,038,158 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	23	23
Additional paid-in-capital	3,756,563	3,852,291
Accumulated other comprehensive loss	(24,757)	(37,207)
Accumulated deficit	(1,726,416)	(1,751,234)
Total shareholders' equity	2,005,413	2,063,873
Total liabilities and equity	$5,559,713	$5,572,205

Reconciliation of Non-GAAP Financial Measures

We use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described in the reconciliation of our consolidated net income (loss) to Adjusted EBITDA reconciliation below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to meet future debt service obligations and working capital requirements.
Adjusted EBITDA
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing the Company’s results as reported under US GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations. The following tables provide unaudited reconciliations of Net income (loss) to Adjusted EBITDA.

Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$20,371	$(14,130)	$24,818	$77,525
Income tax expense (benefit)	18,828	(285)	29,309	505
Loss on extinguishment of debt	2,814	—	5,999	—
Interest expense	29,212	28,519	59,176	56,776
Depreciation and amortization	84,515	48,377	158,537	97,399
Fair value loss (gain) on common stock warrant liabilities	(610)	26,963	26,597	(68,366)
Currency losses (gains), net	33	(380)	69	518
Restructuring costs, lease impairment expense and other related charges	7,434	2,143	11,829	3,744
Transaction costs	—	1,619	844	11,050
Integration costs	7,622	2,153	14,964	3,839
Stock compensation expense	4,707	2,227	8,221	4,014
Other	569	314	(1,283)	58
Adjusted EBITDA	$175,495	$97,520	$339,080	$187,062

Net Income Excluding Gain/Loss from Warrants
We define Net Income Excluding Gain/Loss from Warrants as Net Income plus or minus the impact of the change in the fair value of the common stock warrant liability. Management believes that our financial statements that will include the impact of this mark-to-market expense or income may not be necessarily reflective of the actual financial performance of our business.
The following tables provide unaudited reconciliations of Net income (loss) to Net Income Excluding Gain/Loss from Warrants.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$20,371	$(14,130)	$24,818	$77,525
Fair value (gain) loss on common stock warrant liabilities	(610)	26,963	26,597	(68,366)
Net Income (Loss) Excluding Gain/Loss from Warrants	$19,761	$12,833	$51,415	$9,159

Adjusted EBITDA Margin Non-GAAP Reconciliation
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business.
The following tables provide unaudited reconciliations of Adjusted EBITDA Margin.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Adjusted EBITDA (A)	$175,495	$97,520	$339,080	$187,062
Revenue (B)	$461,102	$256,862	$886,425	$512,683
Adjusted EBITDA Margin (A/B)	38.1%	38.0%	38.3%	36.5%

Free Cash Flow and Free Cash Flow Margin
We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by Total Revenue. Management believes that the presentation of Free Cash Flow and Free Cash Flow Margin provide useful information to investors regarding our results of operations because they provide useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements.
The following table provides unaudited reconciliations of net cash provided by operating activities to Free Cash Flow.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$139,537	$75,379	$261,608	$113,727
Purchase of rental equipment and refurbishments	(65,282)	(40,034)	(117,817)	(79,682)
Proceeds from sale of rental equipment	15,235	5,316	30,437	12,102
Purchase of property, plant and equipment	(10,143)	(1,668)	(17,450)	(3,186)
Proceeds from the sale of property, plant and equipment	2,709	3	16,438	3,843
Free Cash Flow (A)	$82,056	$38,996	$173,216	$46,804

Revenue (B)	$461,102	$256,862	$886,425	$512,683
Free Cash Flow Margin (A/B)	17.8%	15.2%	19.5%	9.1%

Adjusted Gross Profit and Adjusted Gross Profit Percentage
We define Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by revenue. Adjusted Gross Profit and Percentage are not measurements of our financial performance under GAAP and should not be considered as an alternative to gross profit, gross profit percentage, or other performance measures derived in accordance with GAAP. In addition, our measurement of Adjusted Gross Profit and Adjusted Gross Profit Percentage may not be comparable to similarly titled measures of other companies. Our management believes that the presentation of Adjusted Gross Profit and Adjusted Gross Profit Percentage provides useful information to investors regarding our results of operations because it assists in analyzing the performance of our business.
The following table provides unaudited reconciliations of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2021	2020	2021	2021
Revenue (A)	$461,102	$256,862	$886,425	$512,683

Gross profit (B)	$222,810	$109,964	$436,190	$216,154
Depreciation of rental equipment	62,893	45,494	118,591	91,442
Adjusted Gross Profit (C)	$285,703	$155,458	$554,781	$307,596

Gross Profit Percentage (B/A)	48.3%	42.8%	49.2%	42.2%
Adjusted Gross Profit Percentage (C/A)	62.0%	60.5%	62.6%	60.0%

Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business.
The following table provides unaudited reconciliations of Net CAPEX:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2021	2020	2021	2020
Total purchases of rental equipment and refurbishments	$(65,282)	$(40,034)	$(117,817)	$(79,682)
Total proceeds from sale of rental equipment	15,235	5,316	30,437	12,102
Net CAPEX for Rental Equipment	(50,047)	(34,718)	(87,380)	(67,580)
Purchase of property, plant and equipment	(10,143)	(1,668)	(17,450)	(3,186)
Proceeds from sale of property, plant and equipment	2,709	3	16,438	3,843
Net CAPEX	$(57,481)	$(36,383)	$(88,392)	$(66,923)